                                                                   Exhibit 21.1

                               SUBSIDIARIES

Name of Entity                           State of Incorporation / Jurisdiction & Date     Doing Business As
--------------                           ---------------------------------------------    -----------------
DST International Limited                 United Kingdom - 8/21/92
Output Technology Solutions, Inc.         Missouri - 12/28/90
USCS International, Inc.                  Delaware - 4/10/95
West Side Investments, Inc.               Nevada - 2/11/98


Note: Significant subsidiaries as calculated under Rule 1-02(w) of Regulation S-X, listed in alphabetical order. DST International Limited and Output Technology Solutions, Inc. are not significant subsidiaries under Rule 1-02(w) of Regulation S-X as of December 31, 1999.

DST International Limited represents the consolidation of nine international subsidiaries, each of which is engaged in the Company's Financial Services Segment.

Output Technology Solutions, Inc. represents the consolidation of eight U.S. and four international subsidiaries, each of which is engaged in the Company's Output Solutions Segment.

USCS International, Inc. represents the consolidation of six U.S. and two international subsidiaries, primarily engaged in the Company's Output Solutions and Customer Management Segments.